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                                                                   EXHIBIT 10.41



                   AMENDMENT TO THE CONTRACT FOR DISTRIBUTION

         By the present instrument of amendment to the CONTRACT FOR DISTRIBUTION signed on January 22,1998, on one side, LEISURE TIME TECHNOLOGY, hereafter called COMPANY with main offices at 5825-B, Peachtree Corners East, Norcross, Georgia 30092, United States, represented in this act by its partner ALAN NEIL JOHNSON, North-American, businessman, social security number ###-##-#### and Passport No. 083843455, Type P, domiciled at 7300 Lake Shore Dr. Suite #09, New Orleans, Louisiana 70124, United States, and, on the other side, SAO PAULO GAMES COMERCIAL LTDA hereinafter called DISTRIBUTOR with main offices at Rua Joaquim Floriano 733, Conj, 3B- Itaim Bibi, in this Capital, registered at the CGC/MF under the No. 02.261.144/0001-27, by its legal representatives FERNANDO MENDES DIAS, JOSE PAULO TEIXEIRA CRUZ FIGUEIREDO and ARTUR JOSE VALENTE DE OLIVEIRA, taking into consideration the following reasons:

WHEREAS:

         A) Whereas the Contract for Distribution hereby amended establishes in its Article II (2.10) that the DISTRIBUTOR must make minimum purchases of quantities or sums of Machines of multiple games or of POG Multi-Game Products described and mentioned in the same;

         B) Also whereas, in case the DISTRIBUTOR purchases quantities of Machines or Products which are over the minimum established for the period, this purchased amount which surpasses this minimum must be transferred and compensated in the next acquisition period.

         C) Furthermore, whereas the DISTRIBUTOR has already purchased from the COMPANY 200 (two hundred machines) until the present date, with a total purchase of US$1.,072,832.50 (one million, seventy two thousand and eight hundred and thirty two dollars and fifty cents - American dollars);

         THEREFORE, taking into account the foregoing, the parties decide among them accepted and contracted, to amend the mentioned Contract for Distribution and do so according with the following:

         ARTICLE I) The DISTRIBUTOR must credit the 200 (two hundred) machines already purchased from the COMPANY, with a total purchase sum of US$1,072,832.50, that is, from the minimum quantity established for the first trimester, described in the Article II, item 2.l, it must be considered that the DISTRIBUTOR had already acquired the amount here described.

         ARTICLE II) Likewise, the COMPANY admits that the DISTRIBUTOR has already purchased 200 (two hundred) machines, an investment of US$ 1,072,832.50 and therefore, this amount should be considered as part of the compliance with article II, item 2.1.

         ARTICLE III) If the DISTRIBUTOR surpasses the minimum amount of purchases established in Article II, item 2.1 of the contract hereby amended, taking already into consideration the above purchase, the amount which surpasses the legal minimum must be considered as part of


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compliance with the obligation of purchases during the following semester, as established at the end of item 2.2 of the mentioned article.

         ARTICLE IV) For all purposes, the COMPANY must consider the above mentioned sum, that is, US$1,072,832.50 as having been spent by the DISTRIBUTOR for the purchase of Machines or products described in the amended contract.

         Therefore, being in agreement, the Contract of Distribution is hereby amended with the considerations and articles above described and mentioned and they sign the present private instrument of amendment in 3 (three) copies of sole and equal content, before 2 (two) witnesses, for all legal purposes.

         Sao Paulo, January 21,1999

         LEISURE TIME TECHNOLOGY

         /s/

         SAO PAULO GAMES COMERCIAL LTDA


WITNESSES

1)  /s/

2)  /s/